Exhibit 99.1

Webster Financial Corporation

Media Contact:	Investor Contact:
Clark Finley 203-578-2429	Terry Mangan 203-578-2318
cfinley@westerbank.com	tmangan@websterbank.com

WEBSTER ANNOUNCES SENIOR DEBT OFFERING

     WATERBURY, Conn., April 7, 2004 — Webster Financial Corporation (NYSE: WBS) announced today an offering of $150 million of senior notes.

     The notes, which are not redeemable prior to their maturity on April 15, 2014, have an interest rate of 5.125% and were priced to yield 5.187%. Moody’s, Standard & Poor’s and Fitch have rated the notes as investment grade. Net proceeds from this offering will be used to partially fund the approximately $185 million cash portion of the purchase price of Webster’s pending acquisition of FIRSTFED AMERICA BANCORP, INC.

     The underwriters for this transaction were Sandler O’Neill & Partners, L.P.; Keefe, Bruyette & Woods, Inc. and Friedman Billings Ramsey & Co., Inc.

     This press release does not constitute an offer to buy or a solicitation to sell the senior notes. A prospectus related to this offering may be obtained from Sandler O’Neill & Partners, L.P., 919 Third Avenue, 6th Floor, New York, NY 10022.

***

     Webster Financial Corporation is the holding company for Webster Bank and Webster Insurance. With $14.6 billion in assets, Webster provides business and consumer banking, mortgage, insurance, financial planning, trust and investment services through 119 banking offices, 233 ATMs, a Connecticut-based call center and the Internet. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation, the insurance premium finance company Budget Installment Corp., Center Capital Corporation, an equipment finance company headquartered in Farmington, Connecticut and Webster Trust Company, N.A.

     For more information about Webster, including past press releases and the latest Annual Report, visit the Webster website at www.websteronline.com.